Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2022, relating to the consolidated financial statements of Duke Energy Corporation and subsidiaries (“Duke Energy”), and the effectiveness of Duke Energy’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Duke Energy for the year ended December 31, 2021, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
September 30, 2022